                                                                                        Filed Pursuant to Rule 424(b)(3)
                                                                                          Registration No. 333-116044

PROSPECTUS SUPPLEMENT NO. 2

Dated February 27, 2007

2,104,558 ORDINARY SHARES

BLUEPHOENIX SOLUTIONS LTD.

This Prospectus Supplement No. 2 amends and supplements the Prospectus dated March 15, 2005, as supplemented by Prospectus Supplement No. 1 dated October 31, 2006 (the “Prospectus”), of BluePhoenix Solutions Ltd. relating to the offer and sale from time to time by certain selling stockholders of up to 2,104,558 ordinary shares, 0.01 NIS par value per share (the “Ordinary Shares”).

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 2 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The purpose of this Prospectus Supplement is to reflect that the ownership of shares previously reported as held by Gad Goldstein and Dan Goldstein are held by entities respectively wholly-owned by each of them. Accordingly, this Prospectus Supplement amends the Selling Stockholders table beginning on page 19 in the Prospectus by deleting the Gad Goldstein and Dan Goldstein lines and related footnotes and replacing them with the lines and related footnotes below. All other information in the Prospectus shall remain unchanged.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percent		Number	Percent
Droogis Ltd.(6)	230,628	1.6%	100,000	130,628	0.9%
Staticall Ltd.(7)	424,510	3.0%	100,000	324,510	2.3%

__________

(6)
The address of Droogis Ltd. (“Droogis”) is 3 Abba Eban Blvd., POB 2062, Herzelia 46120 Israel. The percentage ownership set forth is based on 14,227,056 ordinary shares outstanding as of December 31, 2006. Gad Goldstein is the sole shareholder of Droogis and consequently has sole voting control and investment discretion over securities held by it. As a result, Gad Goldstein may be considered the beneficial owner of any shares owned by Droogis. Gad Goldstein has served as chairman of our board of directors since April 1998 and as a director of Formula Systems (1985) Ltd., our parent company, since 1985. Gad Goldstein has entered into an agreement that requires him to vote his shares as instructed by Formula. Gad Goldstein directly owns an additional 100,000 ordinary shares which are not reflected in the selling stockholders table.

(7)
The address of Staticall Ltd. (“Staticall”) is 3 Abba Eban Blvd., POB 2062, Herzelia 46120 Israel. The percentage ownership set forth is based on 14,227,056 ordinary shares outstanding as of December 31, 2006. Dan Goldstein is the sole shareholder of Staticall and consequently has sole voting control and investment discretion over securities held by it. As a result, Dan Goldstein may be considered the beneficial owner of any shares owned by Staticall. Dan Goldstein has served as chairman of the board and chief executive officer of Formula since 1985. Dan Goldstein serves as chairman of the board of various companies within the Formula group.